Exhibit 10.4

Execution Version

INTELLECTUAL PROPERTY SECURITY AGREEMENT

This Intellectual Property Security Agreement (this “IP Security Agreement”) dated as of April 13, 2026, is made and entered into by and among the entities signatory hereto (collectively, the “Grantors” and each, individually, a “Grantor”), and Smithline Family Trust II, as collateral agent (the “Collateral Agent”) on behalf of the holders from time to time of the 12.5% Senior Secured Notes due April 13, 2027 in aggregate principal amount of up to $3,005,780.35 (the “Notes”) issued by of Xcel Brands, Inc., a Delaware corporation (the “Company”) pursuant to the Securities Purchase Agreement (as defined below).

WHEREAS, in connection with that certain Securities Purchase Agreement, dated as of the date hereof (as amended, supplemented or otherwise modified from time to time, the “Securities Purchase Agreement”), among the Company, the purchasers party thereto listed on the signature pages thereof (the “Purchasers”), the Company and the Collateral Agent entered into that certain Security Agreement dated as of the date hereof (as amended, supplemented or otherwise modified from time to time, the “Security Agreement”);

WHEREAS, under the terms of the Security Agreement, the Grantors have granted to the Collateral Agent a security interest in, among other assets of the Grantors, all Intellectual Property (as defined in the Security Agreement) of the Grantors, and the Grantors have agreed to execute this IP Security Agreement for recording with the United States Patent and Trademark Office

NOW, THEREFORE, for good and valuable consideration, both the receipt and sufficiency of which are hereby acknowledged, the Grantors hereby agrees as follows:

Section 1.Definitions. All capitalized terms used herein and not otherwise defined herein shall have the respective meanings given to them in the Security Agreement. The following terms have the meanings set forth below:

(a)	“Trademarks” means the trademarks, trademark registrations and applications listed on Schedule A;
(b)	“Patents” means the patents and patent applications listed on Schedule B; and
(c)	“Copyrights” means the copyright registrations listed on Schedule C.

Section 2.Grant of Security.

(a)	Each Grantor hereby grants to the Collateral Agent a security interest in all of such Grantor’s right, title and interest in and to the following (the “Collateral”):
(i)	the Trademarks listed on Schedule A hereto;
(ii)	the Patents listed on Schedule B hereto;
(iii)	the Copyrights listed on Schedule C hereto; and

(iv)	all rights and interests of such Grantor in and under any licenses relating to Intellectual Property.

For the avoidance of doubt, the Intellectual Property subject to the security interest granted herein includes all Intellectual Property of each Grantor as defined in the Security Agreement, including any Intellectual Property arising under the laws of jurisdictions outside of the United States, whether or not listed on any Schedule hereto. Schedules A, B and C are included solely for purposes of recording such security interest with the United States Patent and Trademark Office and the United States Copyright Office. To the extent not otherwise included, all proceeds of each of the foregoing and all accessions to, substitutions and replacements for and rents, profits and products of each of the foregoing shall constitute Collateral.

Notwithstanding the foregoing, the Collateral shall not include:

(i)

any intent-to-use application for a Trademark to the extent that, and solely during the period in which, the grant of a security interest therein would impair the validity or enforceability of such intent-to-use application under applicable law, any intent-to-use application for a Trademark to the extent that, and solely during the period in which, the grant of a security interest therein would impair the validity or enforceability of such intent-to-use application under applicable law; provided, however, that upon the filing of a statement of use, amendment to allege use, or registration of such Trademark, such Trademark shall automatically be included in the Collateral, and the applicable Grantor shall take such actions as may be required under Section 6 with respect thereto; provided further that the foregoing exclusion is solely to the extent required to preserve the validity of such intent-to-use application and shall not be construed to limit the scope of the Collateral otherwise; and

(ii)

any contractual obligation entered into by a Grantor to the extent that such Grantor is prohibited by applicable law or the terms of such contractual obligation from granting a security interest therein without the consent of any third party (which consent has not been obtained); provided, however, that any proceeds, payment streams, revenues and other economic value arising under or in connection with such contractual obligation shall constitute Collateral

For the avoidance of doubt, the inclusion or omission of any Intellectual Property on any Schedule hereto shall not limit the scope of the Collateral, which includes all Intellectual Property of each Grantor as defined in the Security Agreement.

Section 3.Security for Obligations. The grant of the security in the Collateral by the Grantors interest described in Section 2 secures the prompt and complete payment and performance when due of all of the Obligations, whether direct or indirect, now existing or hereafter arising, absolute or contingent, and whether for principal, reimbursement obligations, interest, premiums, penalties, fees, guarantee obligations, indemnifications, contract causes of action, costs, expenses, or otherwise.

Section 4.Recordation. Each Grantor shall be responsible for the preparation, execution and filing of this IP Security Agreement, and any short-form intellectual property security agreements or other confirmatory instruments, with the United States Patent and Trademark Office, the United States Copyright Office, in each case as necessary to record and give notice of the security interest granted herein. Each Grantor shall take all actions reasonably requested by the Collateral Agent to effect such recordation promptly following the date hereof.

Section 5.Grants, Rights and Remedies. This IP Security Agreement has been entered into in connection with the Security Agreement. Each Grantor acknowledges and confirms that the grant of the security interest, and the rights and remedies of the Collateral Agent with respect to the Collateral are more fully set forth in the Security Agreement.

Section 6.Future Acquisitions. Each Grantor represents and warrants that the Intellectual Property under its name on Schedules A, B and C attached hereto sets forth any and all Intellectual Property of such Grantor that is registered or the subject of applications for registration with the United States Patent and Trademark Office or the United States Copyright Office, as applicable. Each Grantor shall provide prompt written notice of no less than five (5) Business Days before filing any additional applications for registration of Intellectual Property or of any additional Intellectual Property that becomes registered within five (5) Business Days of such registration after the date hereof. Each Grantor shall, upon request of the Collateral Agent, execute and deliver such additional intellectual property security agreements, short-form security agreements or other confirmatory instruments, in form reasonably satisfactory to the Collateral Agent, as may be necessary or desirable to record the security interest granted herein with respect to any Intellectual Property hereafter acquired, registered or applied for (“Future IP”), with the United States Patent and Trademark Office or the United States Copyright Office. Each Grantor further hereby authorizes the Collateral Agent to unilaterally modify this IP Security Agreement by amending Schedules A, B or C to include any Future IP or applications therefor of such Grantor. Notwithstanding the foregoing, no failure to do so modify this IP Security Agreement or amend Schedules A, B or C shall in any way affect, invalidate or detract from Collateral Agent continuing security interest in all Collateral, whether or not listed on any schedule. Each Grantor shall be responsible for causing the security interest in any Future IP to be recorded in the United States Patent and Trademark Office, the United States Copyright Office or other applicable filing offices, as appropriate, and shall execute and deliver such documents and take such actions as may be necessary to effect such recordation promptly following the acquisition or registration thereof.

Section 7.Maintenance of Intellectual Property. Each Grantor shall, at its sole cost and expense, (i) maintain all Intellectual Property, including by filing all necessary renewal, maintenance and other filings with respect to such Intellectual Property, (ii) pay all fees and expenses required to maintain such Intellectual Property, and (iii) take all commercially reasonable actions to preserve and protect the validity and enforceability of such Intellectual Property.

Section 8.Enforcement of Intellectual Property. Each Grantor shall diligently enforce its rights in any Intellectual Property against any infringement, misappropriation or other violation and shall take all actions necessary to preserve the value of such Intellectual Property, including by bringing or defending actions as appropriate. Each Grantor shall promptly notify the Collateral Agent in writing of any material infringement, misappropriation or other violation of such Intellectual Property and of any claims asserted by any third party with respect thereto. No Grantor shall settle, compromise or otherwise resolve any such claim or permit such Intellectual Property to be abandoned, dedicated to the public or otherwise impaired in any material respect without the prior written consent of the Collateral Agent (not to be unreasonably withheld), except in the ordinary course of business. Following the occurrence and during the continuance of an Event of Default, the Collateral Agent shall have the right, but not the obligation, to (i) enforce any Intellectual Property in the name of any Grantor or otherwise, (ii) take control of any such enforcement actions, and (iii) exercise any rights of any Grantor with respect thereto, and each Grantor shall cooperate fully with the Collateral Agent in connection therewith.

Section 9.Step-in Rights. Following the occurrence and during the continuance of an Event of Default (as defined in the Note), the Collateral Agent shall have the right, but not the obligation, to (i) take control of the prosecution, maintenance and enforcement of each Grantor’s rights to its Intellectual Property, (ii) make filings and pay fees necessary to maintain such Intellectual Property, and (iii) exercise any rights of the Grantors with respect to the use, licensing or disposition of the Intellectual Property, in each case to the extent permitted under the Security Agreement and any applicable Intercreditor Agreement, and each Grantor shall cooperate fully with the Collateral Agent in connection therewith.

Section 10.Remedies. If there occurs an Event of Default, the Collateral Agent shall be entitled to exercise any and all remedies available to the Collateral Agent under the Security Agreement for the benefit of the Secured Party.

(a)

Remedies Limitation. Notwithstanding anything to the contrary herein, until the Obligations have been paid in full in cash, the exercise of remedies with respect to the Collateral shall be subject to the terms of the Intercreditor Agreement. Without limiting the foregoing, no secured party other than the Collateral Agent shall be entitled to exercise remedies with respect to the Intellectual Property except as expressly permitted under the Intercreditor Agreement(s).

Section 11.Term of Agreement. This IP Security Agreement shall terminate on the date on which all Obligations  under the Transaction Documents have been paid in full. Upon termination of this IP Security Agreement, the Collateral Agent shall promptly execute such documents or instruments and take such further actions as any Grantor may reasonably request for the purposes of releasing the security interests granted herein.  Any Grantor may file any terminations with any applicable office upon such termination date.

Section 12.Miscellaneous. Section 19 of the Security Agreement is hereby incorporated herein by reference as if fully set forth herein, mutatis mutandis.

Section 13.Governing Law. All questions concerning the construction, validity, enforcement and interpretation of this IP Agreement Security shall be governed by and construed and enforced in accordance with the internal laws of the State of Delaware, without regard to the principles of conflicts of law thereof.

Section 14.Execution in Counterparts. This IP Security Agreement may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

[Signatures appear on following page]

IN WITNESS WHEREOF, each Grantor has caused this IP Security Agreement to be duly executed and delivered by its officer thereunto duly authorized as of the date first above written.

Grantors:
JR Licensing, LLC
H Licensing, LLC
H Halston IP, LLC
C Wonder Licensing, LLC
Xcel Design Group, LLC
Halston Holding Company, LLC
Xcel IP Holdings, LLC

By:	/s/ James F. Haran
James F. Haran
Chief Financial Officer

Collateral Agent:

Smithline Family Trust II

By:	/s/ William Smithline
William Smithline
Trustee